Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations
sherrylauderback@trimascorp.com
(248) 631-5506

TRIMAS CORPORATION ANNOUNCES PRELIMINARY FINANCIAL RESULTS

FOR FIRST QUARTER 2011

BLOOMFIELD HILLS, Michigan, April 19, 2011 – TriMas Corporation (NASDAQ: TRS) announced today that based on a preliminary review of its financial performance, the Company expects net sales for the first quarter of 2011 to be between $268 million and $271 million, or an increase of approximately 22% to 23% compared to the first quarter of 2010. The Company expects first quarter 2011 operating profit to be between $29 million and $31 million, or approximately 11% of net sales, consistent with the Company’s operating profit margin in the first quarter of 2010. The Company currently expects first quarter 2011 diluted earnings per share (EPS) from continuing operations to range between $0.32 and $0.35 per share, compared to $0.17 in the first quarter of 2010.

The Company noted that these preliminary first quarter results are slightly ahead of management’s original expectations, marking a solid beginning to 2011.  Furthermore, the Company continues to expect year-over-year sales and earnings growth in 2011, although growth rates on a year-over-year basis for the remainder of 2011 are not expected to be as high as they were in the first quarter of 2011, given the strong performance experienced in the last three quarters of 2010.

At this time, the Company is finalizing its financial results for the first quarter of 2011 and will report those results on April 28, 2011. The results described above are estimated, preliminary and may change. Since the Company has not completed the normal quarterly closing and review procedures for the quarter ended March 31, 2011, and subsequent events may occur that require adjustments to these results, there can be no assurance that the final results for the quarter ended March 31, 2011 will not differ materially from these estimates. These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 3,900 employees at more than 60 different facilities in 11 countries.

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